Exhibit 10.1

August 18, 2005

Dear Jeff,

It is a pleasure to confirm our offer to join The Sharper Image as Executive Vice President and Chief Financial Officer, reporting to Tracy Wan, President, and Chief Operating Officer. Your compensation will include a starting annual salary of $322,000 (paid at a rate of $12,384.62 per bi-weekly pay period). You will also be eligible to participate in our management discretionary bonus program based on your performance and the Company’s profitability in the next fiscal year.

Benefits for this position include four weeks of vacation per year, ten paid holidays, eleven sick/emergency days per year, medical/dental/life/long-term disability insurance and participation in the 401(k), deferred compensation plan, and cash profit sharing plan. In addition, you are eligible for a merchandise discount of 50% on Sharper Image Design Products and 30% on most other products, effective on your date of hire.

If you commence employment in the month of August you will be eligible to enroll in the health insurance program on September, 2005. Eligibility for vacation and sick/emergency days will occur after 90 days of employment. Further information regarding our benefits program will be available prior to completion of your eligibility dates.

As a condition of employment, you will be required to sign a Confidentiality Agreement. Your employment includes an introductory period of six months. After satisfactory completion of this period, you will continue to be employed by The Sharper Image on an at will basis.

We look forward to working with you and hope you will find employment at The Sharper Image an enjoyable and rewarding experience. Please complete the section below and return one copy to me as soon as possible.

Sincerely,

Tracy Wan